Exhibit 10.9

575 Broadway Street, Redwood City, CA 94063

December 22, 2009

Mr. Warren Jenson

[address]

RE: Amended and Restated Agreement

Dear Warren:

On behalf of Silver Spring Networks, Inc. (the “Company”), I am pleased to offer you the position of Chief Financial Officer. The terms of your employment with the Company are set forth in this letter and, once signed by you, will constitute your employment agreement with the Company (the “Agreement”), and are amended and restated effective December 22, 2009:

1. Position. You will become Chief Financial Officer, working out of the Company’s headquarters in Redwood City, California. As such, you will report to Scott Lang, the Company’s President and CEO. You will begin this new position with the Company on October 1, 2008 (your “Start Date”).

2. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

3. Compensations.

A) Base Salary. You will be paid a salary of $20,833.34 per month (your “Base Salary”). Your Base Salary will be payable pursuant to the Company’s regular payroll policy (subject to applicable withholding taxes). In as much as the Company intends to raise additional working capital by means of an equity or debt financing of at least $50 million with a pre-money valuation of $500 million (the “Mezzanine Round”), your Base Salary shall immediately increase to $27,083.34 per month upon the successful closing of the Mezzanine Round. Additionally, your progress shall be reviewed periodically and you may be eligible to receive a salary increase, contingent upon the successful attainment of mutually agreed upon goals.

B) Incentive Bonus. Subject to your continued employment with the Company and the successful completion of the Mezzanine Round, you will be paid an incentive bonus (the “Incentive Bonus”) of $200,000 (subject to applicable tax withholding) within thirty (30) days of the closing. You may be eligible for an additional incentive bonus subject to successful achievement of certain mutually agreed upon customer and financial metrics...

C) Annual Review. Following your first year of employment, your Base Salary will be reviewed at the end of each calendar year as part of the Company’s normal salary review process.

4.	Equity. In connection with the commencement of your employment, you will be granted a stock option to purchase 2,000,000 shares of the Company’s Common Stock

(adjusted for any stock splits, reverse splits or reconstitutions or recapitalizations that have occurred prior to the date of the grant) (the “Option”), with an exercise price equal to the fair market value of the Common Stock on the date of grant.

Subject to your continued employment with the Company on such dates, the Option will vest and become exercisable as to 1/48th of the Shares per month after your first month of employment, so that the Option will be fully vested as of the fourth anniversary of your Start Date. Except as provided herein, the Option will be subject to the terms of the Company’s standard stock option plan. To the extent that (i) the grant of the Option is not exempt from registration under federal securities laws pursuant to Rule 701 of the Securities Act of 1933, as amended, (ii) you are not otherwise able to sell vested shares following the Company’s initial public offering as a result of any holding periods imposed on such shares by applicable securities laws, and (iii) the Company is able to do so in compliance with applicable securities laws, rules and regulations then in effect, then the Company will undertake following its initial public offering to register your shares for resale on Form S-8. The Option will be exercisable at any time during its term, including as to shares which have not yet vested, provided that if you exercise unvested shares you will enter into a Restricted Stock Purchase Agreement with Company which gives the Company a right to repurchase at your original share price/exercise price any unvested shares held by you in the event your relationship with the Company terminates for any reason.

In addition, you will be granted another option (the “Second Option”) to purchase 200,000 shares (adjusted for any stock splits, reverse splits or reconstitutions or recapitalizations that have occurred prior to the date of grant) of Common Stock (the “Shares”). This will be granted upon successful completion of the Company’s Initial Public Offering (“IPO”), with the grant value equal to the Company’s then-current fair market value per share and will vest and become immediately exercisable, subject to your continued employment with the Company on the date of the Company’s IPO.

In lieu of the foregoing Option and/or Second Option, and at your request, and subject to your sole discretion, the Company will issue a Restricted Stock Grant to you on the commencement of your employment, or at any other time thereafter, for shares of the Company’s Common Stock on substantially the same terms and conditions, with the grant value equal to the Company’s then-current fair market value per share. These shares will have a zero exercise price.

5. Benefits.

A) Employee Benefits. The Company will permit you and your eligible family members to participate in any medical insurance plans, 401(k) plans, deferred compensation plans, life insurance plans, vacation, retirement or other employee benefit plans or fringe benefit plans or perquisites which are generally available to all employees of the Company and which may become effective from time to time during your employment with the Company.

B) Vacation. You will be entitled to two and one-half (2 1/2) weeks paid vacation per year, pro-rated for the remainder of this calendar year. Vacation accrues according to the following schedule: 4.16 hours per pay period.

C) Expenses. The Company will reimburse you for reasonable travel, entertainment and other expenses you incur in furtherance of the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policy as then in effect.

6. Termination of Employment and Severance Benefits.

A) Termination of Employment. Your employment and this Agreement may be terminated upon the occurrence of any of the following events:

(i)	By the Company for Cause (as defined in Section 7(a) below) (“Termination for Cause”);

(ii)	By the Company without Cause, which determination may be made by the Company at any time at the Company’s sole discretion, for any or no reason (“Termination Without Cause”);

(iii)	Other than a Constructive Termination (as defined in Section 7(b) below), the effective date of a notice given to the Company by you specifying that you are electing to terminate your employment with the Company (“Voluntary Termination”);

(iv)	A Constructive Termination (as defined in Section 7(b) below) has occurred; or

(v)	As a result of your death or Disability (as defined in Section 7(c) below).

B) Severance Benefits. You will be entitled to receive severance benefits upon termination of your employment with the Company only as set forth in this Section 6(B):

(i) Voluntary Termination. If your employment terminates by Voluntary Termination, you will not be entitled to receive payment of any severance benefits, except for any severance benefits payable in accordance with the Company’s established policies then in effect. You will receive payment(s) for all salary and unpaid vacation accrued as of the date of termination of your employment and your benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(ii) Involuntary Termination. If your employment is terminated under Section 6(a)(ii) (“Termination Without Cause”), 6(a)(iv) above (“Constructive Termination”) or Section 6(a)(v) (death or Disability) (collectively referred to herein as an “Involuntary Termination”), and subject to you (or in the case death, your estate’s legal representative) signing and not revoking an acceptable mutual release form releasing the Company of claims relating to your employment relationship and termination thereof (the “Release”), you will be entitled to receive payment of severance benefits only as set forth in this Section 6(b)(ii). In addition, your entitlement to severance benefits will not be conditioned upon or reduced by any mitigative efforts or requirements, including by seeking reasonable comparable employment of any kind or at anytime, in connection with termination:

(a) Acceleration of Vesting.

Notwithstanding Section 4 above, (A) in the event of your Involuntary Termination (other than Involuntary Termination upon a Change of Control) during the first twelve (12) months following your Start Date, the vesting applicable to the Option, or right to repurchase in the event of a Restricted Stock Grant, as well as any other equity awards that have been granted to you but have not yet vested, shall accelerate (or the Company’s repurchase right with respect to such shares underlying the Option and any other equity award shall lapse) as to that number of shares that would have vested over the 12-month period following the date of such Involuntary Termination, such acceleration effective immediately prior to such termination; (B) in the event of your Involuntary Termination (other than Involuntary Termination upon a Change of Control) more than twelve (12) months following your Start Date (i.e. on or after October 1, 2009), the vesting applicable to the Option, as well as any other equity awards that have been granted to you but have not yet vested, shall accelerate (or the Company’s repurchase right with respect to such shares underlying the Option and any other equity award shall lapse) as to one half of the unvested shares as of the date of such Involuntary Termination, such acceleration effective immediately prior to such termination; and (C) in the event your Involuntary Termination occurs within twelve (12) months after the date of a Change of Control transaction, then the vesting applicable to the Option, as well as any other equity awards that have been granted but have not yet vested, shall accelerate (or the Company’s repurchase right with respect to such shares underlying the Option and any other equity award shall lapse) as to all remaining shares that are unvested at the time your employment terminates, such acceleration effective immediately prior to such termination.

(b) Salary Payment.

In the event of your Involuntary Termination, you will be entitled to receive an amount equal to twelve (12) months of your regular base salary, plus 100% of any unpaid Incentive or Target Bonus for the year in which such Involuntary Termination occurs, subject to any applicable tax withholding. Payment of this amount will be made over the ensuing twelve months through the Company’s payroll system, with the first payment equal to the amount accrued between the date of your Involuntary Termination and the first payment date being made on the thirtieth (30th) day following your termination of employment (unless a longer period is required by law to make the Release effective, in which case the first payment shall be made on the sixtieth (60th) day following your termination of employment), provided the Release is effective at such time, and all other payments being made in accordance with the Company’s normal payroll practices.

(c) Other Benefits.

The Company will reimburse you for your expenses in continuing medical insurance benefits for you and your family (meaning medical, dental, optical, and mental health, but not life, insurance) under the Company’s benefit plans (or otherwise in obtaining coverage substantially comparable to the coverage provided to you prior to the termination) over the twelve (12) month period, beginning on the date your employment terminates, until you commence employment with another entity.

(iii) Terminaton for Cause. If your employment is terminated for Cause, then you will not be entitled to receive payment of any severance benefits. You will receive payment(s) for all salary and unpaid vacation accrued as of the date of your termination of employment and your benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(iv) Termination by Reason of Death or Disability. If your employment is terminated as a result of your death or Disability (as defined in Section 7(c) below), you or your estate or representative will receive all salary and unpaid vacation accrued as of the date of your Death or Disability and any other benefits payable under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of Death or Disability and in accordance with applicable law. In addition, if your employment terminates under this Section 6(B)(iv) during a year in which you are eligible to receive a target bonus, including the Incentive Bonus, you or your estate will be entitled to receive payment of 100% of any unpaid portion of such target bonus (as though all annual performance goals had been met in full), payable within two (2) weeks of such date. In addition, you or your estate or representative will receive the Acceleration of Vesting defined in Section 6(B)(ii)(a), calculated as though you had been terminated through an Involuntary Termination occurring on the date of your death or Disability.

C) Code Section 409A. For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

7. Definitions.

A) Cause. For the purposes of this Agreement, “Cause” for termination of your employment will exist if you are terminated for any of the following reasons: (i) your willful, wrongful and continued failure to substantially to perform your duties and responsibilities to the Company, despite a written demand for performance from the CEO which describes the basis for the CEO’s belief, and corrective action has not occurred within thirty (30) days of receipt of the written demand; (ii) your commission of any act of fraud, embezzlement, dishonesty, or any other acts of willful misconduct, and which said acts of willful misconduct result in material injury to the Company; (iii) the unauthorized and intentional use or disclosure by you of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) your willful, wrongful and uncured breach of any of your obligations under any written agreement or covenant with the Company including this letter agreement. The determination as to whether you are being terminated for Cause shall be made in good faith by the CEO. The foregoing definition does not in any way limit the Company’s ability to terminate your employment at any time as provided in Section 9 below.

B) Constructive Termination. For the purposes of this Agreement, “Constructive Termination” means the termination of your employment by you following (A) a material reduction in your job responsibilities, a change in your reporting responsibilities, or a change to your title; (B) without your prior written approval, the Company requires you to relocate to a facility or location more than fifty (50) miles from the location from which you were working for the Company immediately before the required change of location; or (C) except as otherwise agreed by you, any reduction of your total compensation package in effect immediately prior to such reduction (other than as part of an across-the-board, proportional reduction applicable to all other executive officers); (D) any material breach by the Company of any material contractual obligation owed to you; or (E) the failure of the Company to obtain the assumption of this Agreement by a successor. Notwithstanding anything else contained herein, in the event of the occurrence of a condition listed above you must provide notice to the Company within ninety (90) days of the occurrence of a condition listed above and allow the Company thirty (30) day in which to cure such condition. Additionally, in the event the Company fails to cure the condition within the cure period provided, you must terminate employment with the Company within thirty (30) days of the end of the cure period.

C) Disability. For purposes of this Agreement, “Disability” means that you have been unable (for at least 150 consecutive calendar days or for 200 days during any consecutive 12-month period) to perform substantially all your duties under this Agreement as the result of your incapacity due to physical or mental illness, and such inability is determined to be total and permanent by a physician selected by the Company and its insurers and acceptable to you or your legal representative (which agreement you or your representative will not unreasonably withhold).

D) Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as; (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities other than a sale by the Company of its securities in a transaction or series of related transactions the primary purpose of which is to raise capital for the Company; or (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii)

the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

8. Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon your execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

9. At-Will Employment. Notwithstanding any other provision of this Agreement, you understand that your employment with the Company is not for any specified term and will at all times be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability other than those expressly provided in Section 6(b).

10. Indemnification. Subject to applicable law, you will be provided indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

11. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of you upon your death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. This Section 11 will in no way prevent you from transferring any vested property you own.

12. Reimbursement of Legal Expenses. The Company will reimburse you up to ten thousand dollars ($10,000) for reasonable and actual legal expenses incurred by you in connection with the negotiation, preparation and execution of this Agreement and the Confidentiality Agreement, and related matters.

13. Governing Law. This Agreement will be governed by the laws of the State of California without regard to its conflict of laws provisions.

14. No Duty to Mitigate. You will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that you may receive from any other source reduce any such payment.

15. Excise Tax. In the event that the benefits provided for in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your severance benefits payable under the terms of this Agreement will be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless you and the Company agree otherwise in writing, the determination of your Excise Tax liability, if any, and the amount, if any, required to be paid under this Section 15 will be made in writing by the independent auditors who are primarily used by the Company immediately prior to the Change of Control (the “Accountants”). For purposes of making the calculations required by this Section 15, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company agree to furnish such information and documents as the Accountants may reasonably request in order to make a determination under this Section 15. The Company will bear all costs the Accountants may incur in connection with any calculation contemplated by this Section 15.

16. Code Section 409A. Notwithstanding anything to the contrary in this Agreement, if the Company reasonably determines that Section 409A of the Code will result in the imposition of additional tax related to a payment of any severance or other benefits otherwise due to you on or within the six (6) month period following your termination or separation from service (as defined pursuant to said Section 409A), the severance benefits will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your termination or separation from service, as the case may be. All subsequent payments, if any, will be payable as provided in this Agreement. The Company and you agree to work together in good faith to consider amendments to this Agreement necessary or appropriate to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A of the Code any temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder.

17. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

18. Integration. This Agreement, together with the Confidentiality Agreement, any documents which describe any equity awards, and any indemnification agreement between the parties, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement to be signed upon your hiring, the terms in this Agreement will prevail.

19. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

20. Choice of Forum. The parties agree that any and all disputes arising out of the terms of this Agreement, your employment by the Company, your service as an officer of the Company, or your compensation and benefits, their interpretation and any of the matters herein released, will be resolved in State the San Mateo County Superior Court, located in Redwood City, California.

21. Waiver of Breach. The waiver of breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

22. Notices. All notices, requests, demands and other communication called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Scott Lang, President and CEO

Silver Spring Networks

575 Broadway Street

Redwood City, CA 94063

If to Executive:

Warren Jenson

[ADDRESS]

With a copy to:

Bergeson, LLP

303 Almaden Boulevard, Suite 500

San Jose, CA 95110

Attn: Daniel J. Bergeson, Esq.

23. No Conflicts. You represent to the Company that your performance of all the terms of this Agreement will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this Agreement. In addition, as we have advised you, you are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, as we have advised you, we expect you to abide by your obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires. We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this Agreement in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement.

Very truly yours,

Silver Spring Networks, Inc. Scott Lang President & CEO

ACCEPTED AND AGREED:

WARREN JENSON

/s/ Warren Jenson

Signature

Date

Attachments:

1. Attachment A — Confidential Information and Invention Assignment Agreement

ATTACHMENT A CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT